Exhibit 10.1
PROMISSORY NOTE

$350,000.00	April 9, 2010
FOR VALUE RECEIVED, the undersigned, Here Media Inc., a Delaware corporation, with the principal place of business at 10990 Wilshire Blvd., Penthouse, Los Angeles, CA 90024 (“Maker”), promises to pay to the order of Stephen Jarchow, an individual, who has a place of business at 8411 Preston Road Suite 650 Dallas, TX 75225 (“Lender”), the principal sum of THREE-HUNDRED FIFTY THOUSAND DOLLARS ($350,000), together with all accrued interest on the unpaid principal balance hereof as set forth herein. All payments under this Promissory Note (this “Note”) are payable at the address of Lender, or such other place as the holder hereof may reasonably direct, in lawful money of the United States of America.
Interest accrues on the outstanding principal balance under this Note at the rate of ten percent (10%) per annum from the date hereof, and is payable monthly as indicated on the attached Schedule until the principal under this Note is paid in full.
Principal and interest shall be paid in monthly installments according to the attached Schedule (“Amortization Information”). The first monthly installment is due and payable on the third day of May, 2010, and on the first business day of each succeeding month thereafter until fully paid.
This Note may be prepaid in whole or in part without penalty or premium, at any time from the date of this Note until this Note is payable in full. Any payment on this Note, whether a prepayment or otherwise, is to be applied first against fees or charges due hereunder, then against interest and then against the principal of this Note in inverse order of maturity. No partial prepayment on this Note excuses any future payments of interest or principal as long as any such amounts remain unpaid.
The holder of this Note has the right to accelerate this Note and declare all outstanding and unpaid principal and interest immediately due and payable upon the failure of Maker to make any payment due hereunder after the same becomes due and payable after the holder of this Note has given Maker five (5) business days notice to cure any default hereunder. Notwithstanding the above, if a bankruptcy, liquidation, dissolution or similar proceeding is instituted by or against Maker under any bankruptcy, insolvency or similar law now or hereafter in effect, and in the case of any such institution against Maker, the same is not dismissed within 30 days, all outstanding and unpaid principal and interest under this Note becomes immediately due and payable without any action on the part of Lender or the holder hereof.
This Note and the rights and obligations of Maker and the holder hereof are to be governed by and construed and interpreted in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within California, without regard to choice or conflict of laws rules.
All provisions of this Note are binding upon and are enforceable by or against Maker and its heirs, executors, administrators or other legal representatives and successors and assigns.
The holder of this Note is not required to renew, extend or refinance this Note or any amounts due under this Note.
The debt represented by this Note is a business loan.

By:	/s/ TONY SHYNGLE
Tony Shyngle, CFO
Here Media Inc.

Schedule
Amortization Information

Interest Rate:	10.0%	Number of Years:	0

Amount of Loan:	$350,000.00	Number of Months:	3

Amount of Payment:	varies according to installment

Installment	Principle	Interest	Payment	Loan Balance
1 (May 3, 2010)	$75,000.00	$2,876.71	$77,876.71	$272,123.29
2 (June 1, 2010)	$75,000.00	$2,260.27	$77,260.27	$194,863.02
3 (July 1, 2010)	$200,000.00	$1,443.84	$201,643.84	$0.00
Notwithstanding the foregoing Amortization Information, when and as Maker receives funds from the following advertising deals, Maker will pay such funds directly to Holder’s bank account as directed by Holder until payment is satisfied in full:
1.	Wells Fargo Bank, N.A. / “Money Minute” advertising

2.	2010 AT&T Mobility Retail Youth Full Year Plan / “Team Out” advertising

3.	Digitas, Inc. (d/b/a/ Digitas Health) for AstraZeneca / “Ask the doctor” advertising
Amortization Summary

Total Interest:	$6,780.82

Amount of Loan:	$350,000.00

Total Loan Cost:	$356,780.82